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                                 Exhibit 99(a)

       Maytag Names William L. Beer President of Major Appliance Division

     NEWTON, Iowa--(Jan. 31, 2001)-- Maytag announced today that William L. Beer has been named president of the corporation's major appliance division, a position he had held previously. The appointment is effective immediately. Beer replaces Lawrence J. Blanford, who has resigned and will leave the company. The position reports to the CEO.

     "We are delighted Bill will step back into this critical role," said Leonard A. Hadley, Maytag's president and CEO. "With more than twenty-five years of experience in major appliances at Maytag, Bill is one of the most trusted and respected senior leaders we have. His business experience includes sales and marketing, as well as manufacturing and the supply chain. The breadth of that experience, plus his knowledge of the Maytag organization, give him an ideal set of strengths with which to lead our major appliance business in a constantly changing industry."

     Beer joined Maytag in 1974 and served in marketing, market research, and strategic planning roles in the major appliance division and on corporate staff. In 1996, he was named vice president of strategic marketing, with responsibility for all of the corporation's major appliance brands. He was named senior vice president for the major appliance division in 1997, responsible for manufacturing and the supply chain, and he became president of the division in 1998.

     In August 2000, Beer was assigned to a new role on corporate staff to support strategic projects for then-CEO Lloyd Ward. Shortly thereafter Beer left the corporation, although he remained a consultant to Maytag as well as other companies.

     Hadley concluded: "We wish Larry Blanford well. He stepped into the major appliance leadership role last August with energy and purpose. We appreciate his contribution."

     Maytag Corporation is a leading producer of home and commercial appliances. Its products are sold to customers throughout North America and in international markets. The corporation's principal brands include Maytag, Hoover, Jenn-Air, Maytag Performa, Blodgett and Dixie-Narco.

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Forward-Looking Statements: Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. For a description of such factors, refer to "Forward Looking Statements" in the Management's Discussion and Analysis section of Maytag's Annual Report on Form 10-K for the year ended December 31, 1999, and each quarter's 10-Q.